Exhibit 21.1

P.F. Chang’s Entities:	Pei Wei Asian Diner Entities:
P.F. Chang’s China Bistro, Inc.	Pei Wei Asian Diner, Inc.
PFCCB Shared Corporate Services, Inc.	Pei Wei Asian Diner One LLC
PFCCB Gift Card, Inc.	Pei Wei Asian Diner Two (Dallas) LLP
PFCCB Retail, Inc.	Pei Wei Asian Diner Three (SO CAL) LLC
PFCCB Pinnacle Peak LLC	Pei Wei Asian Diner Four (Houston) LLP
PFCCB 2005 Partnership LLP	Pei Wei Asian Diner Five (Denver) LLC
PFCCB 2006 Partnership LLP	Pei Wei Asian Diner Six (Nevada) LLC
Taneko Japanese Tavern, Inc.	Pei Wei Asian Diner Seven (Central Texas) LLP
Lucky Cat Assistance Fund, Inc.	Pei Wei Asian Diner Nine (DC) LLC
PFCCB Equipment LLC	Pei Wei Asian Diner Ten (Florida) LLC
PFCCB Licensing, Inc.	Pei Wei Asian Diner Eleven (Minnesota) LLC
PFCCB Administration, Inc.	Pei Wei Asian Diner Fourteen (North Carolina) LLC
PFC Building III Limited Partnership	Pei Wei Asian Diner Fifteen (Michigan) LLC
PFCCB NUCA LLC	Pei-the-Wei, Inc.
PFCCB NUCA (2003) LLC	PWAD Texas, Inc.
PFCCB Mid-Atlantic LLC	The Arbors Club, Inc.
PFCCB Southeastern LLC	PWAD-Preston Center Club, Inc.
PFCCB Southeastern (2003) LLC	PWAD Forest Lane Club, Inc.
PFCCB SO CAL LLC	Pei Wei Houston, Inc.
PFCCB SO CAL II LLC	PWAD Olathe LLC
PFCCB SO CAL (2003) LLC	PWAD Overland Park LLC
PFCCB LouTex Joint Venture LLP	PWAD Southwest, Inc.
PFCCB Florida Joint Venture LLP
PFCCB NewTex Joint Venture LLP
PFCCB Midwest LLC
PFCCB Midwest (2003) LLC
PFCCB Northwest LLC
PFCCB Northwest (2004) LLC
PFCCB Halpern LLC
PFCCB Marlton LLC
PFCCB Edgewater LLC
PFCCB Wichita LLC
P.F.C.C.B. Club-Frankford, Inc.
P.F.C.C.B. Texas, Inc.
PFCCB Arkansas, Inc.
PFCCB Rogers, Inc.
PFC Hawaii LLC
P.F. Chang’s III, L.L.C.
P.F. Chang’s VI, Inc.
PFCCB Maryland, Inc.